EXHIBIT 99.1
Financial News Release
For Immediate Release

Contact Information:	Investor Inquiries	Media Inquiries
	Michael Yonker	Chris Bright
	Pixelworks, Inc.	Pixelworks, Inc.
	Tel: (503) 454-4515	Tel: (503) 454-1770
	E-mail: myonker@pixelworks.com	E-mail: cbright@pixelworks.com
Web site: www.pixelworks.com
Pixelworks Announces Resignation of Chief Financial Officer
     Tualatin, Ore., February 26, 2007 — Pixelworks, Inc. (NASDAQ:PXLW), an innovative provider of powerful video and pixel processing technology for advanced televisions and digital projectors, reported today that Mike Yonker, Vice President, Chief Financial Officer and Corporate Secretary and Treasurer, will resign from Pixelworks, effective March 31, 2007. Until that date he will remain in his current capacity to help with the company’s ongoing restructuring efforts and oversee the transition of his duties.
     As part of its previously announced restructuring plans to reduce costs and refocus its product offerings, the company continues to consolidate key leadership responsibilities and related business functions into fewer operating sites primarily located in Shanghai and San Jose. Rather than relocate, Mr. Yonker chose to pursue other business opportunities in Oregon. Accordingly, the company has begun a search for a new CFO to reside in San Jose which will include internal and external candidates.
     “As a valued member of our executive team for the past year, Mike has been a key contributor to our efforts to refocus and restructure Pixelworks’ strategy and operations,” said Hans Olsen, President and CEO of Pixelworks. “We sincerely thank Mike for his many contributions and wish him success in his new endeavor.”
About Pixelworks, Inc.
     Pixelworks, headquartered in Tualatin, Oregon, is an innovative provider of powerful video and pixel processing technology for manufacturers of advanced televisions and digital projectors. Pixelworks’ flexible design architecture enables our unique technology to produce outstanding image quality in our customers’ display products in a range of solutions including system-on-chip ICs, co-processor ICs and discrete chips. At design centers in Shanghai and
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Pixelworks Announces Resignation of Chief Financial Officer
February 26, 2007

San Jose, Pixelworks engineers relentlessly push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.
     For more information, please visit the company’s Web site at www.pixelworks.com.
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